Exhibit 21.1

QUEST RESOURCE CORPORATION
LISTING OF SUBSIDIARIES

Bluestem Pipeline, LLC
J-W Gas Gathering, L.L.C.
Ponderosa Gas Pipeline Co., Inc.
Producers Service Incorporated
Quest Cherokee, LLC
Quest Cherokee Oilfield Service, LLC
Quest Energy Service, Inc.
Quest Oil & Gas Corporation
STP Cherokee, Inc.